Exhibit 99.1

SandRidge Mississippian Trust I Announces Quarterly Distribution

SANDRIDGE MISSISSIPPIAN TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas July 28, 2016 — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) today announced a quarterly distribution for the three-month period ended June 30, 2016  (which primarily relates to production attributable to the Trust’s interests from March 1, 2016 through May 31, 2016) of $1.2 million, or $0.0412 per unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before August 26, 2016 to holders of record as of the close of business on August 12, 2016.

During the three-month production period ended May 31, 2016, total sales volumes were slightly lower than the previous period. The decrease in revenue compared to the previous period was partially due to the expiration of the derivatives agreement that had provided the Trust with the economic effect of certain oil and natural gas derivative contracts entered into by SandRidge Energy, Inc. with third parties for production through December 31, 2015. The Trust no longer has the benefit of the derivative contracts, and therefore the amount of future cash distributions will be subject to unmitigated changes in oil and natural gas prices. The Trust does not have the ability to enter into additional derivative contracts. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Garfield, Grant and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	23
Natural Gas Liquids (MBbl)	30
Natural Gas (MMcf)	464
Combined (MBoe)	130
Average Price
Oil (per Bbl)	$36.87
Natural Gas Liquids (per Bbl)	$12.51
Natural Gas (per Mcf)	$1.37
Natural Gas (per Mcf) including impact of post-production expenses	$0.85
Revenues	$1,863
Expenses	709
Distributable income available to unitholders	$1,154
Distributable income per unit (28,000,000 units issued and outstanding)	$0.0412

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust I to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555
919 Congress Avenue, Austin, TX 78701